Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 23, 2005, with respect to the balance sheet of Western Refining, Inc., and our report dated September 23, 2005, with respect to the financial statements of Western Refining Company, L.P., included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-128629) and related Prospectus of Western Refining, Inc. for the registration of its common stock.
/s/ Ernst & Young LLP
Dallas, Texas
November 3, 2005